Consent of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
The AllianceBernstein Large Cap Growth Fund, Inc.:

We consent to the use of our report, incorporated herein by reference, dated September 25, 2006, for AllianceBernstein Large Cap Growth Fund, Inc., as of July 31, 2006 and to the references to our firm under the headings "Financial highlights" in the Prospectus and "Statements and Reports", "Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in the Statement of Additional Information.



KPMG LLP
New York, New York
October 28, 2006